Exhibit 77(k)

                              PILGRIM EQUITY TRUST
                                  on behalf of
                        Pilgrim MidCap Opportunities Fund


                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

KPMG LLP will be the independent auditor of the Trust for the fiscal year ending December 31, 2000, and through the fiscal period May 31, 2001.